FNCB REPORTS SECOND QUARTER EARNINGS

First National Community Bancorp reported that a $48 million increase in loans outstanding lead to improved net interest income and an increase in net income to $3.7 million during the second quarter. The quarterly earnings were 4% higher than the first quarter of this year and $395,000, or 12%, higher than the same three month period of last year. Net interest income before the provision for loan losses improved $300,000 in comparison to the first quarter and $1.1 million over the second quarter of last year due to the growth of the balance sheet. Basic earnings per share were 30 cents for the second quarter compared to 29 cents in the first quarter of 2007 and 27 cents during the second quarter of 2006. Total assets grew $46 million, or 15% annually, during the second quarter to $1.248 billion.

First National Community Bank conducts business from eighteen offices covering Lackawanna, Luzerne, Wayne and Monroe counties. The Bank’s second Wayne County office located on Route 6 in Honesdale will open later this year. The company’s stock trades on the Over-the-Counter Bulletin Board under the symbol FNCB.